UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2009

Avon Products, Inc.

(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas

New York, New York 10105-0196

(Address of principal executive offices) (Zip Code)

(212) 282-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.05	Costs Associated with Exit or Disposal Activities.

On February 17, 2009, Avon Products, Inc. (the “Company”) filed a Current Report on Form 8-K (the “February 17, 2009 Form 8-K”) regarding a new restructuring program under the Company’s multi-year turnaround plan (the “2009 Restructuring Program”). At that time, we indicated that the Company anticipated restructuring charges and other costs to implement initiatives under the 2009 Restructuring Program in the range of $300 to $400 million before taxes over the next several years, with implementation anticipated to begin in the second half of 2009 and to be completed by 2012—2013. At that time, the Company was not able in good faith to make a determination of the estimated amount or range of amounts to be incurred for each major type of cost nor the future cash expenditures associated therewith, as required by this Item 2.05 on Form 8-K. In the February 17, 2009 Form 8-K, the Company undertook to file an amendment to the report after it makes a determination of such amounts. The Company is filing this Form 8-K/A to amend the February 17, 2009 Form 8-K to update the disclosure therein under Item 2.05.

On January 27, 2011, a committee of the Board of Directors, as authorized by the Board of Directors, approved restructuring initiatives relating to the reorganization of certain functions. In addition, an officer of the Company, as authorized by a committee of the Board of Directors, has approved other restructuring initiatives relating to the reorganization of certain functions. These approved initiatives are part of the 2009 Restructuring Program and are expected to be completed by 2012 – 2013. The Company expects it will record total restructuring charges (primarily all of which will result in future cash expenditures) of approximately $50 to $55 million before taxes primarily for employee-related costs in connection with these initiatives. Approximately $52 million of these restructuring charges will be recorded in the fourth quarter of 2010. Additionally, the Company expects it will record total other costs to implement (such as professional service fees and accelerated depreciation) of approximately $20 to $25 million before taxes in connection with these initiatives. Approximately $3 million of these other costs to implement will be recorded in the fourth quarter of 2010.

The Company does not expect to announce any further initiatives in connection with the 2009 Restructuring Program. The Company estimates the total pre-tax cost of approximately $300—$310 million under the 2009 Restructuring Program, comprised of approximately $195 million for restructuring charges and approximately $110—$120 million of other costs to implement the restructuring initiatives. The restructuring charges include employee-related costs of approximately $180 million and contract termination costs of approximately $15 million.

When combined with costs of approximately $3 million to implement all other initiatives approved to date from its 2005 and 2009 restructuring programs, the Company will incur total charges associated with restructuring of approximately $58 million in the fourth quarter 2010, or $0.09 per share.

(Page 2 of 3 Pages)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC. (Registrant)

By	/s/ Charles W. Cramb
Charles W. Cramb
Vice Chairman, Chief Finance and Strategy Officer

Date: February 1, 2011

(Page 3 of 3 Pages)